Exhibit 10.58

                        AMENDMENT TO SECURITY AGREEMENTS

     WHEREAS, Integrated Information Systems, Inc., a Delaware corporation ("Borrower") and AnchorBank, fsb ("Lender") have entered into a Selective Security Agreement dated January 25, 2002, a General Business Security Agreement dated October 14, 2002, and a General Business Security Agreement of even date with this Amendment (hereafter "the Security Agreements"); and

     WHEREAS, all of said Security Agreements provide Lender with a security interest in Borrower's ("Debtor") personal property, including furniture, computers, and equipment; and

     WHEREAS, the Selective Security Agreement provided in pertinent part at Paragraph 5(b) that Borrower "may sell the Collateral, at commercially reasonable prices, and may retain the first $400,000 of proceeds. Debtor will provide Lender with prompt notice of sales of Collateral and the proceeds received from sales. To the extent proceeds from sales of Collateral exceed a total of $400,000, Debtor shall remit proceeds in excess of $400,000 to Lender for application against the Obligation not later than the third business day following the day of their receipt."

     WHEREAS, Borrower has sold collateral and retained approximately $490,000 of proceeds from said sale of collateral prior to the date of this amendment; and

     WHEREAS, the parties desire to modify the provision regarding sale of the collateral contained in the Selective Security Agreement and include said revision in all Security Agreements in existence between them as of the date of this amendment.

     IT IS HEREBY AGREED by and between Borrower and Lender that:

     1. Borrower's default under the terms of the Selective Security Agreement by retaining more than $400,000 of proceeds from the sale of personal property collateral is hereby waived; and

     2. The Security Agreements between the parties are hereby amended to provide:

     Notwithstanding any provisions in the Security Agreements to the contrary, provided Debtor is not in default under the terms of any of the loan documents with Lender, it may sell equipment and furniture which are part of the Collateral, at commercially reasonable prices, and may retain the first $600,000.00 of proceeds, which amount shall include the proceeds of the sale of any Collateral received by Debtor subsequent to January 25, 2002. To the extent proceeds from sales of Collateral exceed a total of $600,000.00, Debtor shall remit said proceeds to Lender for application (within Lender's sole discretion) against the amounts owed to it under any of the notes, credit facilities, or loan documents between Debtor and Lender.


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     Dated this 4th day of April, 2003.

                                            ANCHORBANK, fsb

                                       BY:  /s/ David L. Weimert
                                            David L. Weimert, 1st Vice President
                                            (Type or Print Name and Title)

                                            INTEGRATED INFORMATION SYSTEMS, INC.

                                       BY:  /s/ James G. Garvey, Jr.
                                            James G. Garvey, Jr., CEO
                                            (Type or Print Name and Title)